Exhibit 10.22

SEMICONDUCTOR PURCHASE AGREEMENT

This Semiconductor Purchase Agreement, its Supplement and Attachments (collectively “Agreement”), effective as of April 4, 2004 (the “Effective Date”), is by and between Motorola, Inc., a Delaware corporation, acting through its Personal Communications Sector and the iDEN Subscriber Group of its Global Telecom Solutions Sector, or their successor organizations within Motorola (“Motorola”) and Freescale Semiconductor, Inc., a Delaware corporation, acting through its wireless and mobile systems group or its successor group within Freescale (“Freescale”).

RECITALS

A.	Freescale is in the business of designing and manufacturing semiconductor and related software products.

B.	Motorola desires to purchase products from Freescale, and Freescale desires to sell products to Motorola in accordance with the terms and conditions of this Agreement.

AGREEMENT

1.       PRODUCTS.

1.1     Sale of Products. This Agreement governs all product purchases made by Motorola from Freescale. Subject to the terms of this Agreement, Freescale will sell to Motorola, and Motorola will buy from Freescale hardware, software, or a combination of hardware and software (collectively “Products”). Subject to Section 6 of Attachment A, Freescale will not be required to sell any Products that have been discontinued for manufacture or sale, or which have otherwise become unavailable, or for which the sale would cause Freescale to be in violation of pre-existing contracts or any applicable laws.

1.2     Standard and Special Products. For the purposes of this Agreement, “Standard Product(s)” means any Product that Freescale is selling to Motorola and to other customers, where Freescale’s sales to other customers exceed 30% of its total sales of that Product in any 90 day period during the term of this Agreement. Once a Product becomes a Standard Product, it remains a Standard Product. “Special Product” means a non-standard, custom, semi-custom, special product, or product unique to a customer, as such categories are defined by Freescale.

1.3     Purchase Commitment Terms. Purchase Commitments, adjustment mechanisms, conditions, and other terms governing Purchase Commitments are set forth in the attached Purchase Commitment Supplement.

1.4     Development Agreements. The Parties acknowledge their intent to negotiate and execute, from time to time, Development Agreements setting forth terms for the development of certain Products. Development Agreements will address matters such as Product specifications, development schedules and milestones, the parties’ intended Product classification (Standard or Special), deliverables, NRE, pricing, license terms, IP ownership and penalties.

2.       PRICES. Motorola will receive Product pricing in accordance with the process set forth in Attachment A.

3.       PURCHASE ORDERS.

3.1     General. Motorola and Freescale will exchange forecasting, ordering, and order acknowledgment data through either (i) the Schedule Sharing Program utilized by the Parties as of the Effective Date, as further described in Attachment B, or as mutually agreed by the parties from time to time, or (ii) through the use of a mutually agreed written purchase order and acknowledgment system.

3.2     Authorized Purchasers. Motorola authorizes its Affiliates to submit and enter into purchase orders with Freescale under the terms of this Agreement without any further authorization from Motorola. Purchases by these parties will be credited against Purchase Commitments in this Agreement. “Affiliates” means corporations or other entities controlled by, or under the common control of a party. A corporation or other entity is controlled by a party if more than 50% of the voting stock or other ownership interest of the corporation or entity is owned by such party. For the purposes of this Agreement, Freescale will not be considered an Affiliate of Motorola.

3.3     Government Orders. If Motorola incorporates Products into products that Motorola sells to the U.S. government, Freescale makes no representations, certifications, or warranties whatsoever about compliance with acquisition statutes or regulations, except Freescale will comply with the clauses applicable to subcontracts for commercial items as set forth in Attachment B-1. If Motorola sells such products to any other public entity (whether state, local or international), or to a prime contractor or subcontractor of these entities, Motorola remains solely and exclusively liable for compliance with all acquisition statutes and regulations. Except as expressly provided in this section and Attachment A-1, Freescale makes no representations, certifications, or warranties whatsoever about compliance with acquisition statutes and regulations, including, without limitation, those that may relate to pricing, quality, origin or content.

3.4     Delivery. Freescale will use commercially reasonable efforts to deliver Products pursuant to a mutually agreeable schedule. Notwithstanding anything to the contrary in this Agreement, if Freescale is required to allocate Product under 2-615 of the Uniform Commercial Code, Freescale may adopt an equitable plan of allocation, taking into consideration the percentage of volume purchased by Motorola for specific Products affected by the plan, and adjust delivery schedules accordingly. Except as otherwise expressly provided, Motorola will not be entitled to any price reduction or other remedy under this Agreement or otherwise as a result of any plan of allocation or adjusted delivery schedule adopted by Freescale as a result of such Product allocation.

4.       TERM & TERMINATION.

4.1     Term. Unless earlier terminated in accordance with this Section, this Agreement will terminate on December 31, 2006. Following the initial term, this Agreement will automatically extend for additional one year terms unless either party notifies the other in writing at least 60 days before the next anniversary of the Effective Date of its election not to extend the term. This Agreement may be terminated exclusively in accordance with the terms of this Section.

4.2     Immediate Termination for Cause. Either party may immediately terminate this Agreement by notifying the other party of the termination in writing if the other party becomes insolvent or bankrupt or admits its inability to pay its debts as they mature, or makes an assignment for the benefit of its creditors, or ceases to function as a going concern or to conduct its operations in the normal course of business.

4.3     Termination for Cause. If either party breaches this Agreement in any manner (other than as set forth in Section 4.2), the other party may terminate this Agreement by providing written notice to the other party of the occurrence and nature of the breach. The breaching party will have 10 days from the date it receives notice to cure payment breaches, and 30 days from the date it receives notice to cure all other breaches, after which time, this Agreement automatically terminates upon written notice from the non-breaching party. The non-breaching party must provide such termination notice within 30 days after the expiration of the relevant cure period.

4.4     Effect of Termination.

(A)	Freescale Termination. Upon the termination of this Agreement by Freescale pursuant to Sections 4.2 or 4.3, Freescale may cancel, at its option, any or all acknowledged orders, and Motorola will be liable for order cancellation charges as provided in Section 5. Further, within 30 days after termination, Motorola will furnish to Freescale a certificate certifying that the original and all copies of the Licensed Programs and derivative versions thereof, in whole or in part and in any form, have been destroyed. End user licenses granted under Section 21.2(B) prior to termination survive.

(B)	Motorola Termination. Upon the termination of this Agreement by Motorola pursuant to Sections 4.2 or 4.3, Freescale (i) will pay Motorola an amount equal to the amount, if any, paid by Motorola to Freescale for work not performed by Freescale, and (ii) grant manufacturing rights in accordance with Section 4.5. The remedies set forth in this 4.4(B) are Freescale’s sole liability for termination by Motorola.

4.5     Manufacturing Rights. Upon termination of this Agreement by Motorola pursuant to Sections 4.2 or 4.3, in addition to its rights under Section 4.4, provided Freescale has not been able to cure or establish plans to cure the breach within 30 days from the date it receives notice of the breach, then Freescale will use commercially reasonable efforts to assist Motorola to establish an alternate source for Products that are sole sourced, including the following:

(A)	Freescale will provide design RTL for the Products to Motorola, with a limited right to sublicense the design RTL for the Products to mutually acceptable third party semiconductor manufacturers, solely for the purpose of manufacturing Products for Motorola;

(B)	Freescale and Motorola will work in good faith to establish royalty-free licensing terms for Freescale circuit related patents necessary for the acceptable third party semiconductor manufacturer to manufacture the sole source Products for Motorola in accordance with the design RTL. Freescale and the acceptable third party semiconductor manufacturer will also work in good faith to establish royalty-free licensing terms, for Freescale process related patents and Freescale process know how necessary for the acceptable third party semiconductor manufacturer to manufacture sole source Products for Motorola; and

(C)	Freescale will provide Motorola with contact names to assist Motorola in their pursuit of licensing technologies that are not Freescale intellectual property but integrated into Motorola sole source Products being supplied by Freescale.

If Freescale is able to cure the breach within 90 days from the date Freescale receives notice of the breach, then the rights granted to Motorola under this paragraph during the breach period will terminate, and Freescale will compensate Motorola for direct costs incurred by Motorola during the breach period related to Motorola’s attempts to manufacture the affected Products with a third party semiconductor manufacturer.

4.6      Surviving Terms. Sections 4.4, 4.5, and 10 through 23 will survive termination of this Agreement.

5.        ORDER CANCELLATION AND RESCHEDULING. Motorola may cancel or reschedule orders for Products in accordance with Attachment B.

6.        MINIMUM ORDER. The Parties may mutually establish commercially reasonable minimums for orders and deliveries under this Agreement. The minimum order size for Products sold in reels is one reel. The minimum order/minimum delivery will be in multiples of MPQ (Multiple Package Quantity) or one POQ (Preferred Order Quantity).

7.        FORCE MAJEURE. Neither party will be liable for any delay or non-performance of its obligations (except for payment obligations) under this Agreement resulting from a “Force Majeure Event”. “Force Majeure Event” means an event that is: (1) beyond the reasonable control of the party claiming a Force Majeure Event, (2) not reasonably foreseeable, (3) not due to the fault or negligence of the party claiming a Force Majeure Event, and (4) not capable of being overcome without unreasonable expense. The party claiming a Force Majeure Event will notify the other party immediately upon learning of the likelihood or existence of the Force Majeure Event. The party claiming a Force Majeure Event must exercise commercially reasonable efforts to mitigate the effect of the Force Majeure Event. A party impacted by a Force Majeure Event will be entitled to an equitable adjustment in the performance of its obligations that were excused by the Force Majeure Event.

8.        DELIVERY TERMS. All deliveries will be made F.C.A. nearest airport or seaport to Freescale’s applicable manufacturing or storage facility (Incoterms 2000), with title and risk of loss passing to Motorola at that point. Each delivery will be separately invoiced.

9.        PAYMENT TERMS. During the first two years of the term of this Agreement, Motorola will pay each invoice within 30 days from the date Freescale issues the invoice to Motorola. Prior to the end of the second year of the term, the parties will mutually determine payment terms that will be applicable for the third year of the term and thereafter.

10.      UNAUTHORIZED APPLICATIONS.

10.1    Anti-Personnel Landmines. Products are not intended or authorized for use in anti-personnel landmines, and Motorola will not use Products for this purpose. Upon request from Freescale, Motorola will furnish a written certification that (i) Motorola does not use Products in anti-personnel landmines, and (ii) to Motorola’s actual knowledge, without a duty to investigate, Motorola’s customers do not use Products in anti-personnel landmines.

10.2        Critical Applications. Products are not intended or authorized for use in products surgically implanted into the body, for life support or for other products for which a Product failure could cause personal injury or death, however the parties agree that wireless telephony products are not considered products for which a Product failure could cause personal injury or death. If Motorola or Motorola’s customers use or permit the use of Products for these unintended or unauthorized uses, Motorola will fully indemnify Freescale, its officers, employees, and distributors, from all liability related to such use, including attorneys’ fees and costs.

11.        RESALE RESTRICTIONS. Motorola will not resell Products, except (i) as integrated into a product sold by Motorola that contains substantial value added circuitry or software (including but not limited to assembled radio boards), (ii) to third party service centers for repair of such products, or (iii) to subcontractors manufacturing products on behalf of Motorola, exclusively for inclusion in products sold back to Motorola. Freescale may buy back Standard Product at a price equal to the Product price paid by Motorola, minus a 20% restocking charge. If Freescale elects not to buy back that Standard Product, Motorola may resell that Product.

12.        EXPORT/REEXPORT. Neither party will export, re-export, resell, ship or divert or cause to be exported, re-exported, resold, shipped or diverted, directly or indirectly, any Product or technical information or licensed programs furnished hereunder or the direct product of this technical information or licensed programs to any country for which the United States Government or any agency thereof at the time of export or re-export requires an export license or other governmental approval, without first obtaining this license or approval.

13.        LIMITATION OF LIABILITY. EXCEPT FOR PERSONAL INJURY, AND EXCEPT FOR THE LIMITED LIABILITIES OTHERWISE PROVIDED IN SECTIONS 4.4, 14, 15, 16, 20, AND THE PURCHASE COMMITMENT SUPPLEMENT, THE PARTIES’ TOTAL LIABILITY, WHETHER FOR BREACH OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE, IS LIMITED TO THE PRICE OF THE PARTICULAR PRODUCTS SOLD HEREUNDER WITH RESPECT TO WHICH LOSSES OR DAMAGES ARE CLAIMED. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

14.        WARRANTY.

14.1      General. Except as provided in Section 14.5 and 14.6, Freescale warrants that its Products sold hereunder will, at the time of shipment, be (i) free from defects in material and workmanship, (ii) will conform to Freescale’s published or approved specifications (“Specifications”), including all mutually agreed production test specifications that are included within the Specifications, and (iii) will be new and unused. If Products are not as warranted, Freescale will, at its option and as Motorola’s exclusive remedy, either refund the purchase price, repair the Products, or replace the Products with the same or equivalent Products that meet this warranty. Motorola must obtain a Return Material Authorization (“RMA”) number and return nonconforming Products to Freescale’s designated facility, freight and insurance paid, within thirty 30 days of Motorola’s receipt of the RMA number. If Products are nonconforming, Freescale will reimburse Motorola’s reasonable transportation and insurance charges for return of Products. This limited warranty will not apply to any defects caused because the Products were subjected to improper testing, assembly, mishandling or misuse by Motorola or other third parties. This warranty will not be expanded, and no obligation or liability will arise, due to technical advice or assistance, qualification or testing data, computerized data, facilities or service Freescale may provide in connection with Motorola’s purchase. Upon request from Motorola, Freescale will discuss and attempt to resolve technical warranty issues directly with subcontractors manufacturing products on behalf of Motorola and those subcontractors may obtain an RMA number directly from Freescale, however the warranty rights extend only to Motorola, and any warranty remedies will be negotiated directly between Motorola and Freescale.

14.2        Limitations. THIS WARRANTY EXTENDS TO MOTOROLA ONLY AND CANNOT BE ASSIGNED BY MOTOROLA. FREESCALE WILL NOT ACCEPT WARRANTY RETURNS DIRECTLY FROM MOTOROLA’S CUSTOMERS. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE WARRANTY

AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

14.3    Time Period. Except as provided in Sections 14.4, 14.5 and 14.6, Products are warranted for the longer of (i) a period of three (3) years from date of shipment, or (ii) for the same time period as specified in Motorola’s standard warranty, provided that Motorola warrants its product in writing and extends such warranty to its customers at no additional charge.

14.4    Time Period for Stand-Alone Software. Stand-alone software is warranted for a period of 90 days from the date Freescale first ships the single copy or Master Copy of the software to Motorola.

14.5    Time Period for Die and Wafers. Freescale warrants that die or wafers have, at shipment, been subjected to electrical test/probe and visual inspection to assure lot acceptability under Freescale’s specifications or specifications accepted by Freescale and are warranted for a period of 6 months from date of shipment. This limited warranty will not apply to any defects caused because the die or wafers were improperly removed from their original shipping container or subjected to testing or operational procedures not specifically approved by Freescale in writing to Motorola.

14.6    Products Provided “AS IS”. Development Products, including without limitation prototypes and pre-production samples (whether or not paid for by Motorola) are provided “AS IS”.

15.    INTELLECTUAL PROPERTY INDEMNIFICATION.

15.1    Indemnity. Subject to the limitations and exclusions stated below, Freescale will defend, at Freescale’s expense, any Claim against Motorola, and will indemnify Motorola for costs and damages (including reasonable attorneys’ fees) finally awarded in the Suit. “Suit” means a lawsuit based on a Claim. For purposes of this Section, “Claim” means a claim that a Product furnished by Freescale under this Agreement directly infringes a valid patent or copyright, or misappropriates a trade secret.

15.2    Required Procedures. Freescale will have no obligation to defend or indemnify Motorola unless Motorola:

(A)	promptly notifies Freescale in writing as soon as reasonably practicable after Motorola first becomes aware of the Claim, but in no event later than 30 days after Motorola first receives notice of the Claim; and

(B)	gives Freescale sole control of the Claim and all requested assistance for resolving the Claim or defending the Suit.

Freescale will not be liable for the settlement of a Claim made without Freescale’s prior written consent unless Freescale breaches its duty to defend hereunder. If any suit against Motorola involves a Claim as well as other claims against Motorola, Freescale will nonetheless be fully responsible for defending, indemnifying and holding Motorola harmless from the Claim(s), and will provide reasonable cooperation to Motorola’s counsel with respect to the other claims asserted in such suit. If a Claim is asserted prior to completion of delivery of the Product, Freescale may decline to make further shipments.

15.3    Exclusions. Freescale will have no obligation to defend or indemnify Motorola if:

(A)	Motorola or any third party has altered the Products, and the alleged infringement would not have occurred but for this alteration;

(B)	Motorola or any third party has combined the Products with any other products or elements not furnished by Freescale, and the alleged infringement would not have occurred but for this combination;

(C)	the Products were designed or manufactured in accordance with Motorola’s designs, specifications, or instructions, and the alleged infringement would not have occurred but for these designs, specifications, or instructions; or

(D)	the Products infringe Essential Patent Claims for which Freescale does not have pass-through license rights that if extended to Motorola would avoid such infringement and for which Motorola agrees to incur Freescale’s obligation of payment or consideration owed to a third party for extending such pass-through license rights to Motorola. “Essential Patent Claims” means those claims of a third party patent to the extent that infringement of such claims can not be avoided in remaining compliant with Wireless Standards, including optional implementations thereof provided for in the Wireless Standards, on technical but not commercial grounds, taking into account normal technical practice and the state of the art generally available at the time of standardization. “Wireless Standards” means: (a) all cellular communication technical specifications adopted as a standard by either a standards development organization (SDO) or a major operator of public subscription systems for in-country requirements (e.g., frequency spectrum availability, interconnection with preexisting telephony networks, etc.), as well as various adjunct protocols to the extent incorporated into such standards, including, but are not limited to, those technical specifications for digital radiotelephone service: (i) promulgated by ETSI and known as the GSM, Pan-European Digital Cellular radiotelephone service (including Personal Communications Network services, presently known as DCS1800 and in the United States PCS1900); (ii) promulgated in the United States by the Telecommunications Industry Association/Electronic Industries Associates (TIA/EIA) and presently known as AMPS (Advanced Mobile Phone System), NAMPS (Narrowband AMPS), TDMA Cellular/PCS—Radio Interface Interim Standards IS-136, IS-137 and IS-138 (including IS-54, IS-55 and IS-56 and PCS 1900 standards JSTD-009, JSTD-010 and JSTD-011); (iii) promulgated by ARIB (formerly RCR) and known as PDC (Personal Digital Cellular); (iv) promulgated by the TIA and known as IS-95 IS-95B, RTT MC 1X and 1X Plus and 1Xtreme Code Division Multiple Access services; (v) third generation (3G) cellular standards currently under development and known by such designations including 3GPP, UMTS, WCDMA and CDMA2000; and (vi) fourth generation (4G) cellular communication standards; and (vii) various derivations thereof that do not fundamentally alter the character thereof (e.g., wireless air-interface, framing structure, control, call set-up and connection management); and (b) all technical specifications promulgated or currently under development and known as IEEE 802 wireless standards (including any and all international versions thereof). “Wireless Standards” expressly excludes technical specifications for semiconductor processes or semiconductor devices issued by any public or private standards body whereby patent rights are customarily asserted against, and licenses are customarily granted (and royalties paid) for, the manufacture, use, sale or import of such semiconductor processes or semiconductor devices.

15.4    Injunctions. If the use or permitted resale of any Product is enjoined as a result of a Suit, Freescale, at Freescale’s option, and at no expense to Motorola, will: (i) obtain for Motorola the right to use or sell the Product; (ii) substitute an equivalent product(s) reasonably acceptable to Motorola and extend this indemnity to that product(s); or (iii) accept the return of the Product and refund Motorola the purchase price paid for the Product, less a reasonable charge for prior use, if any.

15.5    Limitations on Payable Damages. For each Claim, Freescale’s total liability for damages under this Section 15 will not exceed 50% of the revenue derived by Freescale from sales or license to Company of the Affected Product plus attorney fees and costs related to such Claim. The term Affected Product means all Products that are subject to the Claim or any related settlement.

15.6    Entire Liability. THIS SECTION CONTAINS (I) FREESCALE’S ENTIRE LIABILITY AND ALL OBLIGATIONS RELATED TO INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION, AND (II) MOTOROLA’S EXCLUSIVE REMEDIES AGAINST FREESCALE FOR INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION. THESE REMEDIES ARE PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

16.    PRODUCT LIABILITY INDEMNIFICATION.

16.1    Freescale will defend, at its expense, any suits against Motorola based upon a claim by a third party that a material defect in any Product furnished by Freescale under this Agreement caused death or bodily injury to any person and to pay costs and damages finally awarded based upon such claim in any such suit; provided that Freescale is: (1) promptly notified by Motorola in writing as soon as reasonably practicable after Motorola first became aware of the claim, but in no event later than 15 days after the date on which Motorola first received notice of such claim; and (2) at Freescale’s request and expense, given sole control of the suit and all requested assistance for defense of same. Freescale will not be liable for any settlement made without its written consent.

16.2    This indemnity does not extend to any suit based upon death or bodily injury arising from Product(s) furnished by Freescale that are: (1) altered in any way by Motorola or any third party if the alleged death or bodily injury would not have occurred but for such alteration; (2) combined with any other products or elements not furnished by Freescale if the alleged death or bodily injury would not have occurred but for such combination; or (3) designed and/or manufactured in accordance with Motorola’s designs, specifications, or instructions if the alleged death or bodily injury would not have occurred but for such designs, specifications or instructions.

16.3    THE INDEMNITY PROVIDED IN THIS SECTION IS THE SOLE, EXCLUSIVE, AND ENTIRE LIABILITY OF FREESCALE AND THE REMEDIES PROVIDED IN THIS SECTION WILL BE MOTOROLA’S EXCLUSIVE REMEDIES AGAINST FREESCALE FOR CLAIMS BY THIRD PARTIES FOR DEATH OR BODILY INJURY AND IS PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO.

17.    CONFIDENTIALITY. All materials and Products furnished by Freescale or Motorola and identified as containing confidential information must be held in confidence by the recipient using at least the degree of care the recipient uses for its own confidential information, but no less than reasonable care. Recipient may not disclose such materials or confidential information except to employees or agents who require use of the materials in the performance of their duties. This Agreement and its contents are hereby identified as confidential information. Confidential information does not include information in the public domain, information known to the recipient prior to any disclosure hereunder, information developed independently of any disclosure hereunder, information later communicated to the recipient by another without obligation of confidence, or information communicated by the owner to a third party free of any obligation of confidence. The recipient will hold all confidential information and materials containing confidential information in confidence for five (5) years after receipt. If the terms of this section conflict with any confidentiality or nondisclosure terms agreed to by the parties in a separate written agreement governing this transaction, the terms of such separate agreement will control.

18.    USE OF NAME OR TRADEMARK. Nothing contained in this Agreement may be construed as conferring any rights to use in advertising, publicity, or other activities any name, trademark, or other designation of either party hereto, including any contraction, abbreviation, or simulation of any of the foregoing without the express written approval of the other party.

19.    DISTRIBUTOR PARTICIPATION. When Motorola wishes to place order(s) for Products covered under this Agreement with any Freescale-authorized distributor (“Distributor”), subject to that Distributor’s approval and applicable minimum order requirements, if any, Freescale will review the requirements together with the Distributor’s current cost for the required devices and determine whether the price stated in this Agreement may be made available to this Distributor. Motorola and Distributor may then separately negotiate price and other terms and conditions of sale for these Products. Motorola acknowledges that Distributor is an independent business and is free to set its own prices, terms and conditions of sale, which may include a markup to cover the cost of its value-added services. Freescale makes no representation about the prices, terms and conditions of sale agreed upon by Distributor and Motorola. The terms of this section apply to Motorola’s U.S. domestic divisions and subsidiaries only. Freescale will evaluate distributors outside the domestic United States on a case-by-case basis.

20.    MOTOROLA INDEMNITY.

20.1    Indemnity. Subject to the limitations and exclusions stated below, Motorola will defend, at Motorola’s expense, any Claim against Freescale, and will indemnify Freescale based on Motorola’s purchases of Products for costs and damages (including reasonable attorneys’ fees) finally awarded in the Suit. “Suit” means a lawsuit based on a Claim. For purposes of this Section, “Claim” means claims or liabilities (including but not limited to those related to property damage, personal injury or death), costs, damages and expenses (including but not limited to reasonable attorney’s fees) directly or indirectly arising out of, resulting from, or associated with, regardless of any alleged negligence or misconduct by Freescale relative to the design or manufacture of these Products, either of the following events:

(A)	if Motorola purchases or uses Products in violation of this Agreement, or for any unintended or unauthorized application, or any application that violates any applicable law, rule or regulation, and such Suit would not have occurred but for such violation, unintended or unauthorized application or any application that violates any applicable law, rule or regulation, or

(B) if any Product made to Motorola’s designs, specifications or instructions directly infringes a valid patent or copyright, or misappropriates a trade secret, and such infringement would not have occurred but for such designs, specifications or instructions.

20.2 Required Procedures.    Motorola will have no obligation to defend or indemnify Freescale unless Freescale:

(A)    promptly notifies Motorola in writing as soon as reasonably practicable after Freescale first becomes aware of the Claim, but in no event later than 30 days after Freescale first receives notice of the Claim; and

(B)    gives Motorola sole control of the Claim and all requested assistance for resolving the Claim or defending the Suit.

Motorola will not be liable for the settlement of a Claim made without Motorola’s prior written consent, unless Motorola breaches its duty to defend hereunder. If any suit against Freescale involves a Claim as well as other claims against Freescale, Motorola will nonetheless be fully responsible for defending, indemnifying and holding Freescale harmless from the Claim(s), and will provide reasonable cooperation to Freescale’s counsel with respect to the other claims asserted in such suit.

20.3 Limitation on Payable Damages.    For each Claim, Motorola’s total liability for damages under this Section 20 will not exceed 50% of the revenue derived by Freescale from sales or license to Company of the Affected Product plus attorney fees and costs related to such Claim. The term Affected Product means all Products that are subject to the Claim or any related settlement.

20.4 Entire Liability.    THIS SECTION CONTAINS (I) MOTOROLA’S ENTIRE LIABILITY AND ALL OBLIGATIONS RELATED TO THE INDEMNIFIED CLAIMS, AND (II) FREESCALE’S EXCLUSIVE REMEDIES AGAINST MOTOROLA FOR THE INDEMNIFIED CLAIMS. THESE REMEDIES ARE PROVIDED IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTY AGAINST INFRINGEMENT SPECIFIED IN THE UNIFORM COMMERCIAL CODE.

21. LICENSED PROGRAMS. In the absence of a separate software agreement between Motorola and Freescale, the following terms and conditions apply to any software or firmware (software embedded in Products) in all forms, including any documentation (“Licensed Programs”) provided by Freescale:

21.1    Title to Licensed Programs delivered under this Agreement remains vested in Freescale or Freescale’s licensor and cannot be assigned or transferred. Motorola will not reverse engineer, disassemble, decompile, or modify any Licensed Program or any portion thereof, provided that if Motorola violates this restriction, Motorola hereby irrevocably assigns to Freescale all right, title and interest to any modifications to a Licensed Program. Notwithstanding the foregoing, Motorola may modify Licensed Programs solely to interface the Licensed Programs with Motorola’s software, and in such instances those modifications are not subject to the assignment obligations set forth in the previous sentence. Motorola will reproduce all of Freescale’s copyright notices and other proprietary legends on copies of Licensed Programs.

21.2    At Freescale’s discretion, Freescale may provide a single copy of the Licensed Program to Motorola (a “Master Copy”) or may provide individual copies of the Licensed Program to Motorola in a number equal to the number of copies purchased by Motorola.

(A) Use and Reproduction Rights. If Freescale provides a Master Copy to Motorola, then Freescale grants to Motorola a non-exclusive license to reproduce the number of copies purchased by Motorola and to use these copies of the Licensed Program. If Freescale provides individual copies of the Licensed Program to Motorola, then Freescale grants to Motorola a non-exclusive license to use these individual copies of the Licensed Program and to make one archival copy of this Licensed Program.

(B) Distribution Rights. Freescale grants to Motorola a non-exclusive license to distribute the number of copies of the Licensed Programs authorized above in Section 21.2(A) solely in conjunction with Motorola’s subsequent sale of Motorola’s products, and for execution on Freescale processors. Unless specifically authorized by Freescale in writing, the number of copies distributed must correspond on a one to one basis with the number of Freescale processors in Motorola’s products. Motorola may grant end user licenses to end customers of Motorola’s products as necessary for end customers to use such products.

21.3 Use of Licensed Programs is provided with RESTRICTED RIGHTS. Use, duplication or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software—Restricted Rights at 48 CFR 52.227-19, as applicable. Manufacturer is Freescale, Inc., 6501 William Cannon Drive West, Austin, TX, 78735.

21.4 In the absence of a written agreement between the parties with regard to royalties or other fees associated with a Licensed Program, whether expressed in a purchase order, order acknowledgment, or separate license agreement, Licensed Programs are provided royalty free.

22. RESPONSIBILITY FOR EMPLOYEES. The personnel of a party (“visiting party”) will, while on the premises of the other party (“host party”), comply with the host party’s rules and regulations with regard to safety and security. The host party will provide a written copy of such rules and regulations to the personnel of the visiting party. The visiting party will have full control over its personnel and will be entirely responsible for their complying with the host party’s rules and regulations. The visiting party will indemnify and hold the host party harmless from any claims or demands including the costs, expenses and reasonable attorney’s fees on account thereof, that may be made by (i) anyone for injuries to persons or damage to property resulting from the negligent or willful acts or omissions of the visiting party’s personnel; or (ii) the visiting party’s personnel under Worker’s Compensation or similar laws. The visiting party will defend the host party against any such claim or demand.

23. GENERAL TERMS AND CONDITIONS.

23.1 Entire Agreement. This Agreement, including its Purchase Commitment Supplement and Attachments constitutes the entire agreement between the parties regarding its subject matter and supersedes all prior communications, negotiations, understandings, agreements or representations, either written or oral, between the parties regarding its subject matter. In the event of any conflict between terms of any of the following documents, the order of precedence will be:

(A) Purchase Commitment Supplement and Attachments to this Agreement;

(B) The body of the Agreement; and

(C) Any other document related to Product purchases by Motorola from Freescale, whether asserted electronically or otherwise.

23.2    Succession and Assignment. This Agreement binds and inures to the benefit of the parties and their permitted successors and assigns. Neither party may assign this Agreement in whole or in part, or any of its rights, interests, duties or obligations under this Agreement, without the prior written approval of the other party.

23.3    Counterparts. This Agreement may be executed in one or more original counterparts, all of which together will constitute one agreement, and facsimile signatures will have the same effect as original signatures.

23.4    Headings. The section headings contained in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement.

23.5    Notices. All notices and other communications under this Agreement will be made in writing, and will be effective when received at the following addresses:

Freescale:                                 Office of the President

6501 William Cannon Drive West
Austin, Texas 78735

With copy to:	Freescale General Counsel
7700 West Parmer Lane
Austin, Texas 78729

Motorola:	PCS Director of Contracts
600 North U.S. Highway 45
Libertyville, Illinois 60048

Either party may change its notice information upon notice to the other party.

23.6    Governing Law. This Agreement will be governed by, construed, and enforced in accordance with the laws of the State of Delaware as if entered into in that state by citizens of that state to be performed wholly within that state, and without regard to its conflict of laws provision. The 1980 United Nations Convention on Contracts for the international sale of goods will not apply to this Agreement or any purchase order issued under this Agreement.

23.7    Amendments and Waivers. No amendment of this Agreement will be valid unless stated in writing and signed by authorized representatives of the parties. No waiver of any default, misrepresentation or covenant will affect any prior or subsequent default, misrepresentation, or covenant.

23.8    Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be replaced with a provision that is valid and enforceable and that comes closest to the parties’ intention underlying the invalid or unenforceable provision. However, if the proposed modification or replacement of the invalid or unenforceable provision is held to deprive a party of a material benefit, the Agreement will terminate immediately.

23.9    Construction. Both parties have had adequate opportunity to obtain legal representation and this Agreement reflects arms’ length negotiations. Neither party will be deemed the drafter and no ambiguity in the Agreement will be construed against either party.

23.10    Authority. Each party represents and warrants to the other that:

(A)    it has the authority to enter into this Agreement without any additional approvals or consents,

(B)    the person executing this Agreement on its behalf is duly authorized, and

(C)    to the best of such its knowledge, this Agreement is fully enforceable in accordance with its terms.

23.11    No Third Party Beneficiaries. This Agreement is for the exclusive benefit of the parties and does not create any rights enforceable by any third party.

23.12    Dispute Resolution. Except for issues arising under Section 3 of Attachment A, or Section 3(B) or 5 of the Purchase Commitment Supplement, Motorola and Freescale will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and spirit of mutual cooperation. Disputes will be resolved by the following process. The dispute will be submitted in writing to a panel of consisting of one senior executive from Motorola and one senior executive from Freescale for resolution. If the executives are unable to resolve the dispute within thirty (30) days, either party may refer the dispute to mediation, the cost of which will be shared equally by the Parties, except that each party will pay its own attorney’s fees. Within forty-five (45) days after written notice demanding mediation, the Parties will choose a mutually acceptable mediator. Neither party will unreasonably withhold consent to the selection of the mediator. Mediation will be conducted in New York, New York. If the dispute cannot be resolved through mediation within three (3) months from the first day of the mediation, either party may submit the dispute to a court of competent jurisdiction. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either party. Nothing herein prevents either party from resorting directly to judicial proceedings if the dispute is with respect to intellectual property rights, or interim relief from a court is necessary to prevent serious and irreparable injury to a party or others. The Parties’ performance under this Agreement will not be suspended during the pendency of any dispute.

23.13    Injunctive Relief. Freescale acknowledges that any breach of its obligations to (i) meet its divestiture obligations under Section 8 of Attachment A, or (ii) honor the EOL provisions of Section 6 of Attachment A (the “Supply Obligations”) might cause irreparable harm to Motorola for which Motorola cannot be adequately compensated through money damages of any type. Accordingly, Freescale agrees that Motorola is entitled to seek injunctive relief to prevent any actual or anticipatory breach of any of the Supply Obligations, and to seek specific performance of the Supply Obligations. Motorola also will be entitled to make claims for all direct damages incurred as a result of any breach of the Supply Obligations not otherwise permitted under any provisions of this Agreement, and the provisions of Section 13 of this Agreement that cap damages at the price of the particular products sold with respect to which damages are claimed will not apply to such claims. Motorola must however use commercially reasonable efforts to mitigate damages it incurs as a result of any breach of the Supply Obligations.

23.14    Attachments. The following attachments are hereby made a part of this Agreement:

• Attachment A – Special Customer Terms

• Attachment B – Schedule Sharing and Order Terms

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

FREESCALE		MOTOROLA

By:	/s/ Alan Campbell	By:	/s/ Thomas J. Lynch
	(Signature of Authorized Representative)		(Signature of Authorized Representative)

Name:	Alan Campbell	Name:	Thomas J. Lynch
	(Typed/Printed)		(Typed/Printed)

Title:	Senior Vice President and Chief Financial Officer	Title:	Executive Vice President and CEO of Personal Communications sector

Date:		Date:

Purchase Commitment Supplement

(Semiconductor Purchase Agreement between Motorola and Freescale)

1.	Definitions.

A.    “Motorola PCS 2/2.5G/GSM/GPRS/EDGE Product Families” means any Subscriber Product, the function of which is, or between which certain interfaces are, substantially standardized in the GSM Standards.

B.    “Motorola PCS 3G/UMTS Product Families” means any Subscriber Product, the function of which is, or between which certain interfaces are, substantially standardized in the UMTS Standards or both the UMTS Standards and the GSM Standards.

C.    “Baseband Semiconductor Family” means ICs that perform the core signal processing for GSM/GPRS/EDGE/UMTS protocol stack layers 1, 2 and 3.

D.    “GSM Standards” means any of those technical specifications for digital radiotelephone services: (i) promulgated by ETSI and known as the GSM, Pan-European Digital Cellular radiotelephone service (including Personal Communications Network Services, presently known in Europe as DCS1800 and in the United States as PCS1900), (ii) promulgated by ETSI and known as the GPRS (General Packet Radio Service), (iii) promulgated by ETSI and known as EDGE (Enhanced Data rates for GSM Evolution), and (iv) that are various derivations of C(i), C(ii) or C(iii), excluding UMTS Standards, that do not fundamentally alter the character of any of the foregoing (e.g. wireless air-interface, faming structure, control, call set-up and connection management).

E.    “Motorola IDEN Product Families” means any wireless communication product, including but not limited to portable cellular telephones, of the IDEN Subscriber Group within Motorola’s Global Telecommunications Solutions Sector, or any successor organization of the IDEN Subscriber Group that sells wireless communication products, including but not limited to portable cellular telephones.

F.    “Motorola PCS” means Motorola’s Personal Communications Sector, or any successor organization of the Personal Communications Sector that sells wireless communication products, including but not limited to portable cellular telephones.

G.    “Power Amp (PA) Semiconductor Family” means ICs that operate in conjunction with RF/IF ICs to amplify transmitted signals along the GSM/GPRS/EDGE/UMTS communication paths.

H.    “Power Management Semiconductor Family” means central ICs that operate in conjunction with other components to perform power management functions within a handset.

I.    “RF/IF Semiconductor Family” means ICs that perform the core processing of the RF/IF signals used in the GSM/GPRS/EDGE/UMTS communication paths.

J.    “Subscriber Product” means (i) equipment such as a mobile, transportable or handheld portable unit containing no less than all of the following components: a display, a battery, plurality of keys or the input device, antenna, RF receiver and controller therefor, or (ii) an assembled unit containing no less than all of the following components: an RF receiver, a controller, and necessary interface connections.

K.    “UMTS Standards” means any of those technical specifications for digital radiotelephone services (i) promulgated by ETSI and known as UMTS (Universal Mobile Telecommunications System) or W-CDMA (Wideband Code Division Multiple Access)/UMTS or IMT-2000 and (ii) that are various derivations of any of G (i) that do not fundamentally alter the character of any of the foregoing (e.g. wireless air-interface, faming structure, control, call set-up and connection management).

2.	Baseband Products Purchase Commitment.

A.    If Freescale is competitive with respect to pricing, timing and features, then through December 31, 2006, Motorola will purchase from Freescale 100% of Motorola’s total purchases of Baseband Semiconductor Family products required to manufacture handsets within the Motorola PCS 2/2.5G/GSM/GPRS/EDGE Product Families, the Motorola PCS 3G/UMTS Product Families, and the Motorola IDEN Product Families (the “Baseband Products”). For the purposes of this Agreement, Motorola’s obligation to purchase Baseband Products through December 31, 2006 is referred to as the “Purchase Commitment.”

B.    The parties acknowledge that Motorola utilizes third party original design manufacturers (“ODMs”) to design and manufacture certain handsets within the Motorola Product Families for resale to Motorola (“ODM Products”). The Purchase Commitment excludes (i) purchases made by ODMs to manufacture ODM Products, (ii) purchases made by Motorola and resold to either ODMs or contract manufacturers to manufacture ODM Products, or (iii) purchases made by Motorola to enable the manufacture of handsets that are replacements for ODM Products, provided such replacements are based on ODM Products formerly manufactured by an ODM, do not utilize the Synergy or Moto-Juix software application frameworks, and would be prohibitive to manufacture with respect to cost or time to market using a Freescale Baseband Product, as compared to either the baseband chipset originally in such ODM Products or the then-currently available replacement for that original chipset. For clarity, if a third party contract manufacturer manufactures handsets designed by Motorola, in whole or in part, then the Purchase Commitment applies to purchases of Baseband Products for such handsets. During the term of this Agreement, Motorola will continue to use commercially reasonable efforts to develop products with its ODMs that incorporate Products from Freescale.

C.    The parties acknowledge that Motorola may from time to time acquire third party original equipment manufacturers (“Acquired OEMs”) that manufacture handsets (“Acquired OEM Products”). The Purchase Commitment excludes purchases made by Motorola to enable the manufacture of Acquired OEM Products either formerly manufactured by or for an Acquired OEM or scheduled to be manufactured, if it would be prohibitive to either manufacture or change the schedule for manufacturing such Acquired OEM Products with respect to cost or time to market using a Freescale Baseband Product, as compared to either the baseband chipset originally in such Acquired OEM Products or the then-currently available replacement for that original chipset.

3.	Development Agreements for Baseband Products.

A.    The parties will in good faith negotiate a Development Agreement for each Baseband Product required by Motorola during the term of this Agreement. Motorola will design into its Product Families the Freescale Baseband Products listed in the attached Baseband Schedule to this Supplement, and enter into appropriate Development Agreements within 90 days of the Effective Date of this Agreement. If Motorola identifies any requirement for Baseband Products that is not included in the Baseband Schedule, then Motorola will promptly notify Freescale and within 30 days the parties will enter into negotiations toward the necessary Development Agreement. If the parties are unable to agree on pricing, timing and features for Baseband Products, then prior to negotiating more detailed terms and conditions of a required Development Agreement, the parties will escalate those issues for resolution in accordance with Section 4(B) below.

B.    Freescale’s proposal to supply the required Baseband Product must be competitive with respect to pricing, timing and features. If the parties are unable to reach agreement within 30 days after the commencement of negotiations, the matter will be referred to their respective Chief Executive Officers for resolution. If the Chief Executive Officers are unable to resolve the matter within 10 days after the referral, either party may submit the matter to mediation by providing written notice to the other party. The parties will cooperate on selection of a mediator and use best efforts to resolve the matter through the mediation process within 30 days after issuance of the notice requesting mediation. If despite best efforts the parties are unable to resolve the matter through mediation, then either party may request submission of the matter to a qualified, independent neutral expert experienced in the industry, such as a partner in a certified public accounting firm or other mutually acceptable appraiser (the “Neutral Expert”), by providing written notice to the other party. Within 10 days after written notice requesting submission to a Neutral Expert, the parties will choose a mutually acceptable Neutral Expert. Neither party will unreasonably withhold consent to the selection of the Neutral Expert. Within 10 days after the Neutral Expert is selected, Motorola will present evidence to the Neutral Expert in support of its position that Freescale is not competitive with respect to pricing, timing or features. The Neutral Expert will evaluate but not disclose Motorola’s evidence, and within 7 days of receipt of evidence from both parties, will advise Freescale whether its proposal is not competitive, and the category (i.e. price, timing or features) with respect to which Freescale is not competitive. Freescale will have 7 days after receipt of the Neutral Expert’s guidance to provide the

Neutral Expert with a revised proposal, and the Neutral Expert will determine whether the revised proposal is competitive with respect to pricing, timing and features. If the Neutral Expert determines that the revised proposal is competitive with respect to pricing, timing and features, it shall serve as the basis for the parties’ contract. If the Neutral Expert determines that the revised proposal is still not competitive with respect to pricing, timing and features, Motorola will be free to pursue an alternative supplier for the required product.

4.	Conditions to Preserve Purchase Commitment.

Motorola’s Purchase Commitment obligation is subject to the following conditions:

A. Capacity. Freescale will use commercially reasonable efforts to maintain appropriate capacity to meet Motorola’s forecasted demand for Products. Motorola will use commercially reasonable efforts to provide accurate forecasts. Should Freescale fail to maintain such capacity or should Motorola’s actual requirements exceed its forecasts, Motorola will be entitled to purchase comparable products from an alternate supplier in such quantities as are required to meet Motorola’s actual requirements, and such purchases will be excluded from the Purchase Commitment. Should Freescale manage to add additional capacity, Motorola will transition from the alternate supplier’s product to the Freescale Product as soon as commercially reasonable (not to exceed 16 weeks). If Motorola was required to make contractual commitments to the alternate supplier regarding volume commitments in order to procure an interim supply of Non-Baseband Products, then such contractual requirements will take precedence over the Purchase Commitment. Motorola will use commercially reasonable efforts to avoid making such contractual commitments.

B. Delivery. Freescale will meet its delivery obligations under Section 3.4 of the Agreement. Should Freescale fail to deliver any Product pursuant to mutually agreed delivery schedules on a pervasive basis, Motorola will be entitled to purchase comparable products from an alternate supplier in such quantities as are required to meet the affected delivery schedules, and such purchases will be excluded from the Purchase Commitment. When Freescale is able to resume timely deliveries, Motorola will transition from the alternate supplier’s product to the Freescale Product as soon as commercially reasonable (not to exceed 16 weeks). If Motorola was required to make contractual commitments to the alternate supplier regarding volume commitments in order to procure an interim supply of Non-Baseband Products, then such contractual requirements will take precedence over the Purchase Commitment. Motorola will use commercially reasonable efforts to avoid making such contractual commitments.

C. Quality. If any Freescale Product becomes subject to an Epidemic Failure, Motorola will be entitled to purchase comparable products from an alternate supplier in lieu of the Product affected by the Epidemic Failure during the time that Freescale is attempting to cure the Epidemic Failure, and such purchases will be excluded from the Purchase Commitment. Once Freescale can reasonably demonstrate that it has cured the failure, Motorola will transition from the alternate supplier’s product to the Freescale Product as soon as commercially reasonable (not to exceed 16 weeks). If Motorola was required to make contractual commitments to the alternate supplier regarding volume commitments in order to procure an interim supply of Non-Baseband Products, then such contractual requirements will take precedence over the Purchase Commitment. Motorola will use commercially reasonable efforts to avoid making such contractual commitments.

D. Development Milestones. Freescale will use commercially reasonable efforts to meet its milestones under Development Agreements. As its sole remedy under this Agreement, Motorola will be entitled to terminate a Development Agreement and enter into a development agreement with another supplier if Freescale fails to meet any milestone under such Development Agreements, and such failure (i) has a material impact on Motorola’s product introduction schedule and (ii) is not caused by a Motorola delay such as a change in the specification for the Product or a failure by Motorola to meet one of its milestones. The parties may agree to additional remedies in the Development Agreements for failure to meet milestones in such Agreements. If Motorola enters into such a development agreement with another supplier following the termination of a Development Agreement, purchases made pursuant to such development agreement will be excluded from the Purchase Commitment. Should Freescale continue the development of a Product after termination of the applicable Development Agreement on an independent basis and develop a Product that meets the specifications, then Motorola will use commercially reasonable efforts, time permitting, to qualify the Freescale Product and transition from the alternate supplier’s product to the Freescale Product as soon as commercially reasonable (not to exceed 16 weeks). If Motorola was required to make contractual commitments to the alternate supplier regarding volume commitments in order to get the supplier to enter into the development agreement, then such contractual requirements will take precedence over the Purchase Commitment. Motorola will use commercially reasonable efforts to avoid making such contractual commitments.

5. Preferred Supplier for Non-Baseband Products. Freescale will be Motorola’s “Preferred Supplier” for products from the Power Amp (PA) Semiconductor Family, the Power Management Semiconductor Family, and the RF/IF Semiconductor Family (“Non-Baseband Products”). Preferred Supplier means that Freescale will be given an equal opportunity to bid on all Non-Baseband Products required by Motorola, and if Freescale’s bid is equal to or better than other bids received by Motorola with respect to pricing, timing and features, then Freescale will be awarded a percentage share that is consistent with a commercially reasonable dual source strategy. The parties acknowledge that while Motorola’s preferred suppliers typically receive between 25% to 75% share of Motorola’s requirements, no particular percentage commitment for Non-Baseband Products is intended under this Section. If Freescale submits a bid for a Non-Baseband Product opportunity, and is not selected, Freescale may submit the matter to the dispute resolution mechanism detailed in Section 3B of this Supplement. The parties will enter into Development Agreements for Non-Baseband Products awarded to Freescale that will establish terms for the sale of such Non-Baseband Products. If not already in place, the parties will promptly begin negotiations toward Development Agreements for the Non-Baseband Products listed in the Non-Baseband Schedule to this Supplement. All of the conditions set out in Section 4(A), (B), (C) and (D) above apply to Motorola’s obligation to purchase the minimum share awarded to Freescale pursuant to Motorola’s commercially reasonable dual source strategy. In addition, provided Motorola makes commercially reasonable efforts throughout the term of this Agreement to design Non-Baseband Products into such quantities and types of handsets that are in the aggregate, out of the entire portfolio of handsets designed by Motorola, reasonably likely and in good faith intended to achieve purchases of whatever minimum share Motorola awards Freescale for such Products, Motorola will not be deemed to be in breach of its commitment to purchase such share if Motorola’s failure to is caused by Motorola designing Freescale Products into particular models of handsets that (i) do not sell as many units as equivalent handsets containing products from alternate suppliers or (ii) do not launch on the dates planned resulting in a delay on the end-of-life of handsets that contain products from alternate suppliers. Motorola will use good faith efforts to cure any such failures but Freescale shall have no claim against Motorola regarding such failures including claims that Motorola failed to use good faith efforts to cure.

6. Quarterly Linkage Meetings. The parties will participate in quarterly linkage meetings to share roadmaps, scheduling and ensure progress of the Development Agreements.

7. Quarterly Review and Correction Procedure.

A. No more than 30 days following the end of each calendar quarter during the Term, the parties will jointly review Motorola’s performance to its Purchase Commitments, in light of applicable adjustments and conditions in the prior quarter.

B. If the parties determine that in the preceding quarter Motorola did not meet its Purchase Commitment, Motorola will make a correction payment to Freescale within 30 days equivalent to the gross margin Freescale would have realized had Motorola met such obligation.

C. If the parties are unable to reach agreement on the respective performance of the parties and appropriate corresponding corrections, if necessary, to achieve the Purchase Commitment, then within 15 days from the date either party notifies the other of its election to audit following failure to reach agreement, the parties will select a mutually acceptable, independent, nationally recognized auditor to review the relevant books and records of the parties to verify compliance with the requirements of this Attachment. If the audit reveals that Motorola has not met the Purchase Commitment, then the parties will go through the correction procedures set forth in subparagraph B above as if they had mutually determined that Motorola did not meet its Purchase Commitment in the preceding quarter at their quarterly review meeting.

8. Valuation upon Termination. Upon the termination of this Agreement by Freescale pursuant to Sections 4.2 or 4.3 of the Agreement, Freescale will submit to Motorola within 30 days from the termination date a good faith claim based on the gross margin for Products that Motorola would have purchased had it met the Purchase Commitment, if any, taking into consideration Freescale’s ability to mitigate the claim through the sale of Products to other parties. Motorola must notify Freescale in writing of its acceptance or rejection of the Freescale valuation within 10 business days of receipt of the valuation. Failure to provide this notice will constitute rejection of the Freescale valuation. If Motorola rejects the Freescale valuation, then the matter will be subject to the dispute resolution process set forth in Section 23.12 of the Agreement. Upon acceptance or resolution of the Purchase Commitment valuation, Motorola will pay the valuation amount to Freescale as provided in Section 9 (“Payment Terms”) of the Agreement. Upon payment of the valuation amount,

Freescale will provide mutually agreed Products in amounts corresponding to the payment (if payment is full purchase price).